Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in this Registration Statement on Form S-1 of our report dated April 15, 2022 with respect to the audited financial statements of Biotech Group Acquisition Corporation as of February 22, 2022, and the related statements of operations, stockholders’ equity and cash flow for the period from January 19, 2022 (inception) through February 22, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 15, 2022